SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 4, 1999.

                           Giant Cement Holding, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                  0-24850                 57-0997411
 (State or other jurisdiction     (Commission              (IRS Employer
    of incorporation)              File Number)         Identification No.)

                  360-D Midland Parkway, Summerville, SC 29485
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code  (843) 851-9898



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Item 5.  Other Events.

         On November 4, 1999, the Company made the following press release:

Summerville, South Carolina, November 4, 1999 - Giant Cement Holding, Inc. (NASDAQ/NM: GCHI) today announced that it has entered into a definitive merger agreement pursuant to which Cementos Portland, S.A. will acquire all of the outstanding shares of Giant Cement common stock for $31.00 per share in cash. The offer price represents a 51% premium to Giant Cement's closing stock price on November 3, 1999 and a total transaction value of approximately $343.4 million, including the assumption of $67.4 million of debt.

         Giant Cement's Board of Directors has unanimously approved the transaction and has recommended acceptance by the Giant Cement stockholders. In accordance with the terms of the merger agreement, Cementos Portland will promptly commence an all-cash tender offer for all outstanding shares of Giant Cement common stock. Following the completion of the tender offer, subject to the terms and conditions of the merger agreement, the parties will effect a second-step merger in which all shares not purchased in the tender offer will be converted into the right to receive $31.00 in cash. The tender offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration date of the offer at least a majority of the outstanding Giant Cement shares on a fully diluted basis, and on the expiration of the waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976. The offer will expire in early December 1999, unless further extended.

         Gary Pechota, Giant Cement's Chairman and Chief Executive Officer, said "The transaction is at a significant premium to the Giant Cement stock price and represents a substantial value for Giant Cement shareholders. Additionally, the strength of the combined companies will benefit Giant Cement's employees and customers. This transaction is a continuation of the trend towards globalization of the cement industry and positions Giant to be a strong competitor in a rapidly consolidating industry."

         Giant Cement Holding, Inc., through its subsidiaries, Keystone Cement Company in Pennsylvania and Giant Cement Company in South Carolina, manufactures and sells a complete line of portland and masonry cements used in residential, commercial and infrastructure construction applications. The Company is the 15th largest producer of cement in the United States. Its two cement manufacturing facilities, which have a rated capacity of 1.55 million tons, serve the South-Atlantic and Middle-Atlantic regions of the United States. Giant Cement is a pioneer in the development of innovative, environmentally sound methods for the reuse of waste materials in the manufacturing of cement. Additionally, Giant Cement operates three lightweight aggregate manufacturing facilities and their

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associated  resource recovery  operations,  five concrete block plants, a cement import terminal, and two waste treatment and blending facilities. Giant Cement is the largest lightweight aggregate supplier on the East Coast and the largest provider of resource recovery fuel burning services nationwide, as well as the fourth largest cement producer in its East Coast markets.

         Cementos  Portland   with  consolidated   revenues  in  excess of $347
mullion in 1998, is the second largest cement group in Spain. In the U.S., Cementos Portland has a 65% share in the cement company CDN-USA, Inc. serving the northeastern part of the U.S. Cementos Portland is quoted on the Madrid stock exchange and has a market capitalization of approximately $848 million. Cementos Portland is indirectly controlled by Fomento de Construcciones y Contratas (FCC), a Spanish construction and public services group which is active in the waste management sector. FCC, in turn, is jointly controlled by the Koplowitz family and the French group Vivendi, a diversified industrial services group.

         Merrill Lynch & Co. is acting as financial advisor and Proskauer Rose LLP is acting as legal counsel to Giant Cement. Schroder & Co. Inc. is acting as financial advisor and dealer manager in the transaction and Weil, Gotshal & Manges LLP is acting as legal advisor to Cementos Portland, S.A.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 5, 1999

                           GIANT CEMENT HOLDING, INC.


                         By: ___________________________
                             Terry L. Kinder
                             Vice President and Chief Financial
                             Officer

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